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As filed with the Securities and Exchange Commission on April 20, 2004

Registration No. 333-112682

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Playboy Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-4249478 (I.R.S. Employer Identification Number)

680 North Lake Shore Drive
Chicago, Illinois 60611
(312) 751-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Howard Shapiro, Esq.
Executive Vice President, Law and Administration,
General Counsel and Secretary
Playboy Enterprises, Inc.
680 North Lake Shore Drive
Chicago, Illinois 60611
(312) 751-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rodd M. Schreiber Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, Illinois (312) 407-0700	Thomas E. Constance Kramer, Levin, Naftalis & Frankel LLP 919 Third Avenue New York, New York 10022 (212) 715-9100

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        The sole purpose of this Amendment is to file an exhibit to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus and Financial Statements are unchanged and have been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 14.    Other Expenses Of Issuance And Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Playboy Enterprises, Inc. and the selling shareholders in connection with the offer and sale of the securities being registered. The amounts will be borne by Playboy Enterprises, Inc. and the selling shareholders pro rata based on the number of shares sold. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$13,113
NASD filing fee	10,850
Transfer agent's fee	3,000
Printing and engraving expenses	104,000
Legal fees and expenses	375,000
Accounting fees and expenses	125,000
Miscellaneous	147,000

Total	$777,963

  Item 15.    Indemnification of Directors and Officers

        The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and our charter and amended and restated bylaws.

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        In the case of an action by or in the right of the corporation, Section 145 of the DGCL grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

        As permitted by Delaware law, Article VII of our amended and restated bylaws provides that we shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was, or has agreed to become, a director of officer of us, or is or was serving at the written request of us, as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article VII of our amended and restated bylaws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise. Article VII of our amended and restated bylaws also provides that we shall have the power to purchase and maintain insurance to protect us and any director, officer, employee or agent of us or other corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not we would have the power to indemnify such persons against such expense, liability or loss under the DGCL.

        We maintain an insurance policy on behalf of us and certain of our subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

        Section 102(b)(7) of the DGCL allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

        As permitted by Delaware law, Article TWELFTH of our charter eliminates a director's personal liability for monetary damages to us and our shareholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to us or our shareholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law, the unlawful payment of dividends or repurchase of stock or self-dealing.

  Item 16:    Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement.
2.1#
Asset Purchase Agreement, dated as of June 29, 2001, by and among Playboy Enterprises, Inc., Califa Entertainment Group, Inc., V.O.D., Inc., Steven Hirsch, Dewi James and William Asher (incorporated by reference to Exhibit 2.1 from Playboy's Current Report on Form 8-K dated July 6, 2001).
4.1	Amended and Restated Certificate of Incorporation of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 3 from the quarterly report on Form 10-Q for the period ended March 31, 2003).
4.2
Indenture, dated as of March 11, 2003 (the "Indenture"), between PEI Holdings, Inc., the Guarantors party thereto and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.1(a) from Playboy's annual report on Form 10-K for the year ended December 31, 2002).
5.1	Opinion of Howard Shapiro.
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
23.1*	Consent of Ernst & Young LLP.
23.2	Consent of Howard Shapiro (included in Exhibit 5.1).
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).
24*	Powers of Attorney (included on signature pages to the registration statement).

*
Previously filed.

#
Certain information omitted pursuant to a request for confidential treatment filed separately with and granted by the SEC.

  Item 17:    Undertakings

        The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on April 20, 2004.

PLAYBOY ENTERPRISES, INC.

By:	/s/ LINDA G. HAVARD
	Name:	Linda G. Havard
	Title:	Executive Vice President, Finance and Operations, and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in their capacities on April 20, 2004.

Signature	Title

* Christie Hefner	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
* Linda G. Havard	Executive Vice President, Finance and Operations, and Chief Financial Officer (Principal Financial and Accounting Officer)
* Dennis S. Bookshester	Director
* David I. Chemerow	Director
* Donald G. Drapkin	Director
* Jerome H. Kern	Director
* Sol Rosenthal	Director
* Richard S. Rosenzweig	Director
* Russell I. Pillar	Director
*By:	/s/ HOWARD SHAPIRO Howard Shapiro Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.
2.1#
Asset Purchase Agreement, dated as of June 29, 2001, by and among Playboy Enterprises, Inc., Califa Entertainment Group, Inc., V.O.D., Inc., Steven Hirsch, Dewi James and William Asher (incorporated by reference to Exhibit 2.1 from Playboy's Current Report on Form 8-K dated July 6, 2001).
4.1	Amended and Restated Certificate of Incorporation of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 3 from the quarterly report on Form 10-Q for the period ended March 31, 2003).
4.2
Indenture, dated as of March 11, 2003 (the "Indenture"), between PEI Holdings, Inc., the Guarantors party thereto and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.1(a) from Playboy's annual report on Form 10-K for the year ended December 31, 2002).
5.1	Opinion of Howard Shapiro
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
23.1*	Consent of Ernst & Young LLP.
23.2	Consent of Howard Shapiro (included in Exhibit 5.1).
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).
24*	Powers of Attorney (included on signature pages to the registration statement).

*
Previously filed.

#
Certain information omitted pursuant to a request for confidential treatment filed separately with and granted by the SEC.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX